PRIMO WATER CORPORATION
EQUITY INCENTIVE PLANS
RESTRICTED SHARE UNIT AWARD AGREEMENT
(Performance-Based Vesting)
1.    Equity Plan. This Award (as defined below) is issued under the following equity incentive plan (check one):
Amended and Restated Primo Water Corporation Equity Incentive Plan
Primo Water Corporation 2018 Equity Incentive Plan
2.    Performance-Based Share Unit Award – Terms and Conditions. Under and subject to the provisions of the equity incentive plan designated above (the “Plan”) and upon the terms and conditions set forth herein, Primo Water Corporation (the “Company”) has granted to ____________ (the “Grantee”), effective ____________ (the “Date of Grant”), a Restricted Share Unit Award (the “Award”) of ____________performance-based restricted share units (such units, the “Performance Units”), in respect of services to be provided in ____________ and thereafter. At all times, each Performance Unit shall be equal in value to one common share in the capital of the Company (each, a “Share”). Such Award is subject to the terms and conditions of this Performance-Based Restricted Share Unit Agreement (the “Agreement”) and the Plan.
(a)    Performance Period. For purposes of this Agreement, the “Performance Period” is the period beginning on the first day of the Company’s _____ fiscal year, and ending on the last day of the Company’s _____ fiscal year.
(b)    Payout of Award. Provided the Award has not previously been forfeited, as soon as administratively practicable following the expiration of the Performance Period, but in no event later than the later to occur of (i) sixty (60) days following the expiration of the Performance Period and (ii) the date that audited financial statements are available for the Company’s ____________ fiscal year, the Company shall issue to the Grantee in a single payment the number of Shares underlying the Performance Units to which the Grantee is entitled pursuant hereto. The Shares issued by the Company hereunder may at the Company’s option be either (i) evidenced by a certificate registered in the name of the Grantee or his or her designee; or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee.
(c)    Satisfaction of Performance Objectives. The payout of the Award shall be contingent upon the attainment during the Performance Period of the performance objectives set forth in Section 2(e) herein (the “Performance Objectives”). The payout of the Award shall be determined upon the expiration of the Performance Period in accordance with the Performance Objectives. The final determination of the payout of the Award will be authorized by the Human Resources and Compensation Committee of the Company’s Board of Directors (the “Committee”).

(d)    Rights During Performance Period.
(i)    During the Performance Period, the Grantee shall not have any rights as a shareholder with respect to the Shares underlying the Performance Units, including dividend rights (other than as described in subsection (ii) below). Upon the expiration of the Performance Period and payout of the Award, the Grantee may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of Shares to which the Grantee is entitled pursuant hereto.
(ii)    As of any date that the Company pays an ordinary cash dividend on its Shares, the Company shall credit the Grantee with a dollar amount equal to (i) the per share cash dividend paid by the Company on its Shares on such date, multiplied by (ii) the total number of Performance Units that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 2(d) shall be subject to satisfaction of the same Performance Objectives, and to the same payment and other terms, conditions and restrictions as the original Performance Units to which they relate; provided, however, that the amount of any earned Dividend Equivalent Rights shall be paid in cash at the same time as the Company pays its first ordinary cash dividend after the Final Committee Determination (as defined below) is made. No crediting of Dividend Equivalent Rights shall be made pursuant to this Section 2(d) with respect to any Performance Units which, immediately prior to the record date for that dividend, have been paid out or forfeited pursuant to the terms of the Plan.
(e)    Performance Objectives. The Performance Units shall vest and become non-forfeitable based on the Company’s achievement of specified levels of ROIC and Revenues (each as defined below) for the Performance Period as set forth in the chart below:

ROIC Performance
Payout	50.0%	62.5%	75.0%	87.5%	100.0%	125.0%	150.0%	175.0%	200.0%

Revenue Performance
Payout	50.0%	100.0%	150.0%	200.0%

Following the end of the Performance Period, the Committee will determine actual results for each of the metrics described above (the “Final Committee Determination”). Such results will be interpolated on a straight-line basis between the performance levels identified above, resulting in a payout rate for each metric. The performance measures will be weighted as follows: ROIC 75% and Revenues 25%. The relative weighting for each metric will be applied to such payout rates, and the results will be aggregated, resulting in an aggregate payout rate (the “Payout Rate”).

To illustrate, if Company performance results in ROIC and Revenues as set forth below, the payout would be calculated as follows:

Performance Measure	Actual Performance	% Award Earned	Weight
ROIC	[__]%	[__]%	75%	#VALUE!
Revenues	$[___] million	[__]%	25%	#VALUE!
Payout Rate		-	-	#VALUE!

Payment of vested Performance Units based on the Payout Rate will be made in the period provided for in Section 2(b) of this Agreement. Any Performance Units that do not vest based on the Performance Objectives described herein (and which have not previously terminated pursuant to the terms of this Agreement) will automatically terminate as of the Final Committee Determination. Any such determination by the Committee shall be final and binding.
For purposes of this Section 2(e), the following definitions shall apply:
“Adjusted EBIT” shall mean the Company’s Adjusted Net Income as disclosed publicly, adjusted for: (i) the impact of changes to U.S. generally accepted accounting principles (“US GAAP”); (ii) the impact of changes to laws or other regulations in any jurisdiction the Company operates in; (iii) the impact of discontinued operations or items that are unusual or infrequently occurring as defined by US GAAP; (iv) the impact of foreign currency exchange rate fluctuations on a translational basis; (v) depreciation and amortization (excluding customer list amortization); (vi) interest, and (vii) income taxes; provided, however, that if Adjusted Net Income is not disclosed publicly, such term/amount shall be determined on a basis consistent with historical disclosures.
“Invested Capital” shall mean (A) Shareholders’ Equity plus (B) that portion of Long-Term Debt, Short-Term Borrowings and Current Maturities of Long-Term Debt that is interest-bearing minus (C) Cash and Cash Equivalents minus (D) Net Assets of Discontinued Operations. In the event the Company completes an acquisition which is financed through the issuance of debt or Company equity, the amount of such debt and/or equity included in the calculation of Invested Capital for the year such acquisition is consummated will be (1) the amount of such debt and/or equity, multiplied by (2) a fraction, the numerator of which is the number of days from the closing date of such acquisition to the end of the fiscal year in which the acquisition is consummated and the denominator of which is the number of days in the fiscal year in which the acquisition is consummated.
“Net Assets of Discontinued Operations” shall mean (A) the sum of Current Assets of Discontinued Operations and Long-Term Assets of Discontinued Operations, minus (B) the sum of Current Liabilities of Discontinued Operations and Long-Term Liabilities of Discontinued Operations.
“Revenues” shall mean the Company’s revenues for the Performance Period, excluding (i) the impact of foreign exchange, (ii) revenues of any acquired businesses, and (iii) the impact of discontinued operations or items that are unusual or infrequently occurring as defined by US GAAP.
    “ROIC” shall mean the average of ROIC Year 1, ROIC Year 2 and ROIC Year 3.
    “ROIC Year 1” shall mean (A)Adjusted EBIT for the first fiscal year in the Performance Period divided by (B) the Invested Capital as of the end of the first fiscal year in the Performance Period.
“ROIC Year 2” shall mean (A) Adjusted EBIT for the second fiscal year in the Performance Period divided by (B) Invested Capital as of the end of the second fiscal year in the Performance Period.
“ROIC Year 3” shall mean (A) Adjusted EBIT for the third fiscal year in the Performance Period divided by (B) Invested Capital as of the end of the third fiscal year in the Performance Period.
The terms “Shareholders’ Equity,” “Long-Term Debt,” “Short-Term Borrowings,” “Current Maturities of Long-Term Debt”, “Cash and Cash Equivalents,” “Current Assets of Discontinued Operations,” “Long-Term Assets of Discontinued Operations,” “Current Liabilities of Discontinued Operations,” and “Long-Term Liabilities of Discontinued Operations” shall have the meanings ascribed to those terms as presented in the Company’s Consolidated Balance Sheets or Consolidated Statement of Operations.
3.    Prohibition Against Transfer. Until the payout of the Award following the expiration of the Performance Period, the Award, the Performance Units and any interest in Shares related thereto, may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.
4.    Securities Law Requirements. The Company shall not be required to issue Shares pursuant to the Award, to the extent required, unless and until (a) such Shares have been duly listed upon each stock exchange on which the Common Shares are then registered; and (b) a registration statement under the Securities Act of 1933 with respect to such Shares is then effective.
5.    Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.
6.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. The Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the

Grantee). Notwithstanding the foregoing, no particular tax result for the Grantee with respect to any income recognized by the Grantee in connection with the Agreement is guaranteed, and the Grantee solely shall be responsible for any taxes, penalties or interest imposed on the Grantee in connection with the Agreement. Reference to Section 409A of the Code will also include any regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

7.    Tax Withholding. The Grantee shall pay all applicable income and employment taxes (including taxes of any foreign jurisdiction) which the Company or a Subsidiary is required to withhold at any time with respect to the Performance Units. Such payment shall be made in full, at the Grantee’s election, in cash or check, by withholding from the Grantee’s next normal payroll check, or by the relinquishment of Shares that otherwise would be issued to the Grantee pursuant to this Agreement. Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common stock on the date such withholding obligation arises.

8.    Employment. The rights and obligations of the Grantee under the terms of his or her office or employment with the Employer will not be affected by his or her participation in the Plan or any right which he or she may have under this Agreement and this Agreement does not form part of any contract of employment between the Grantee and the Employer. If the Grantee’s office or employment is terminated for any reason whatsoever (and whether lawful or otherwise) he or she will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his or her rights or benefits (actual or prospective) under this Agreement or otherwise in connection with the Plan.

9.    Beneficiary Designation. The Grantee may, subject to compliance with all applicable laws, name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of the Grantee’s death before the Grantee receives any or all of such benefit. Each designation will revoke all prior designations by the Grantee, shall be in the form as may be prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to his or her estate.

10.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the laws of the United States applicable therein.

11.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.     Entire Agreement.

(a)    The Grantee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable to this Agreement, and has not been induced to enter into this Agreement or acquire any Performance Units by expectation of employment or continued employment with the Company or any of its subsidiaries. The granting of the Award and the issuance of Performance Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this Agreement.

(b)    The Grantee hereby acknowledges that he or she is to consult with and rely upon only the Grantee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Performance Units.

(c)    This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

13.    Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

[SIGNATURE PAGE FOLLOWS]
    IN WITNESS WHEREOF, Primo Water Corporation has caused this Agreement to be duly executed by one of its duly authorized officers, and the Grantee has executed this Agreement, effective as of the Date of Grant.

PRIMO WATER CORPORATIONBy: _____________________________________Print Name: ___________________________Title: _________________________________GRANTEE:By:___________________________________Print Name:____________________________